Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macquarie Infrastructure Company LLC:
We consent to the use of our report dated May 15, 2007 with respect to the consolidated balance sheet of IMTT Holdings, Inc. as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for the year then ended, which report appears in the June 19, 2007 report on Form 8-K/A of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC, incorporated herein by reference.
/s/ KPMG LLP
New Orleans, Louisiana
June 25, 2007